Exhibit 99.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of April 24, 2018 is made and entered into by GENESCO INC., a Tennessee corporation (the “Company”) and LEGION PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company, (together with its Affiliates “Legion Partners”), 4010 CAPITAL, LLC, a Delaware limited liability company (together with its Affiliates “4010”) and each of the other persons listed on the signature page hereto (collectively with Legion Partners, 4010 and together with any other Affiliates of Legion Partners and 4010 who are or hereafter become beneficial owners of any shares of Common Stock (as defined below), the “Investor Group” and each individually, an “Investor”).

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s board composition and its business, financial performance, and strategic plans;

WHEREAS, as of the date hereof, the Investor Group beneficially owns shares of the common stock of the Company, par value $1.00 per share (the “Common Stock”) totaling, in the aggregate, 1,065,234 shares or approximately 5.3% of the Common Stock, outstanding as of the date hereof;

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its shareholders (including the Investor Group) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions herein, as independent directors, Ms. Marjorie L. Bowen and Mr. Joshua E. Schechter (collectively, the “New Directors” and each, a “New Director”) to the Company’s Board of Directors (the “Board”) at the Nominating Meeting (as defined below), and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Nominations; Board Policies and Procedures.

(a)    Board Matters. Effective upon the execution of this Agreement, (i) the Nominating and Governance Committee of the Board has reviewed and approved the qualifications of each New Director to serve as a member of the Board and (ii) in reliance on the information provided to the Company by the Investor Group and each New Director, the Board has confirmed that each New Director is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”) and such qualifications that each New Director is not affiliated or associated with, or compensated for service as a nominee or director of the Company by any member of the Investor Group or any of their Affiliates.  In connection with the foregoing, each New Director has provided to the Company information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and a fully completed, true and accurate copy of a director questionnaire and other customary director onboarding documentation.  At a meeting of the Board (the “Nominating Meeting”) that took place prior to the date hereof, the Company agreed that upon execution of this Agreement that the Board and all applicable committees of the Board would take all necessary actions to:

(i)	cause the Board to increase the size of its membership by two (2) and to appoint each of the New Directors (or any Replacement pursuant to Section 1(d)) as a director of the Company effective as of the date hereof with a term expiring at the 2018 annual meeting of shareholders of the Company (the “2018 Annual Meeting”) or until his or her earlier death, resignation, disqualification or removal;

(ii)	increase the size of the Strategic Alternatives Committee of the Board (the “Strategic Committee”) by two (2) and appoint each of the New Directors (or any Replacement pursuant to Section 1(d)) as a member of the Strategic Committee effective as of date first written above with a term expiring at the 2018 Annual Meeting or until his or her earlier death, resignation, disqualification or removal;
(iii)	cause the Board to reduce the size of the Board to eleven (11) immediately following the 2018 Annual Meeting and agree not to increase the size of the board to more than eleven (11) through the Standstill Period (as defined herein);
(iv)	nominate each New Director (or any Replacement pursuant to Section 1(d)) as a candidate for reelection to the Board at the 2018 Annual Meeting to serve until the 2019 annual meeting of shareholders (the “2019 Annual Meeting”) or until his or her earlier death, resignation, disqualification or removal; and
(v)	if elected at the 2018 Annual Meeting, continue the appointment of each New Director as a member the Strategic Committee through the Standstill Period (as defined herein) or until his or her earlier death, resignation, disqualification or removal.

At the 2018 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of each New Director (or any Replacement pursuant to Section 1(d)) in the same manner as for other nominees nominated by the Company at the 2018 Annual Meeting.  The Company agrees that each New Director shall receive (i) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, any equity awards granted to all other non-management directors will be treated in the same manner as equity awards to the Company’s other non-management directors in the event of an Extraordinary Matter (as defined herein).

(b)   Board Policies and Procedures. Each party acknowledges that each New Director (and any Replacement), upon election to the Board, shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and policies on  insider trading, stock ownership, public disclosures, travel and business expense reimbursement, shareholder engagement and Board communication, related party transactions and conflicts of interest and confidentiality (collectively, the “Policies”), forms of which have been provided to each New Director in advance of the execution of this Agreement, and shall be required to strictly adhere to the Policies on confidentiality imposed on all members of the Board.   Each New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(c)    Company Termination Rights. The Investor Group agrees as follows, during the Standstill Period:

(i)	each New Director (or any Replacement) shall resign and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as: (x) any Investor or any Affiliate (as defined herein) thereof submits a notice of a nomination of director(s) for election to the Board and (y) any Investor is otherwise found by a court of competent jurisdiction to have violated Section 3 hereof; and
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(ii)	each New Director (or any Replacement) shall resign in the event such New Director (or any Replacement) (1) is found by a court of competent jurisdiction to have violated the Company’s insider trading policies or (2) in the written opinion of the Company’s outside legal counsel, discloses material, non-public information to any Investor in breach of the Company’s confidentiality policies.

In furtherance of this subsection (c), each New Director, as a condition to being nominated to the Board pursuant hereto, shall be required to execute an irrevocable advance letter of resignation in the form attached hereto as Exhibit A.

(d)   Replacements. If, from the date hereof until the expiration of the Standstill Period, either of the New Directors is unable or unwilling to serve as an independent director for any reason, and subject to the proviso below, the Investor Group shall have the right to propose and the Board agrees to expeditiously appoint a replacement (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to NYSE’s listing standards, the SEC rules and regulations and who is not an officer, director, employee or Affiliate (as defined below) of any Investor and who does not receive compensation from the Investor Group, whose qualifications are substantially similar to the New Director who is being replaced and who have been approved by the Nominating and Governance Committee of the Board, after exercising its good faith customary due diligence process and fiduciary duties, including, without limitation, a review of a director and officer questionnaire executed by the Replacement, a background check and conducting interviews (and who satisfies Company policies applicable to all directors); provided, that the Investor Group’s right to propose a Replacement pursuant to this Section 1(d) shall terminate (i) with respect to both New Directors when the Investor Group ceases to beneficially own, in the aggregate, at least half of the outstanding Common Stock beneficially owned by it as of the date hereof and (ii) with respect to any New Director who discloses material, non-public information to any Investor or its Affiliates, in breach of any of the Company’s public disclosure or confidentiality policies and, in the written opinion of the Company’s outside legal counsel, any Investor or its Affiliates has been complicit in such breach.  Subject to the written mutual agreement of the Company and the Investor Group, not to be unreasonably withheld or delayed, such Replacement shall be deemed to be a “New Director” for purposes hereof (it being understood that the Company and the Investor Group shall work together in good faith to mutually agree upon a Replacement meeting the standards described above).  Any Replacement appointed to the Board in accordance with this Section 1(d) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. In the event the Nominating and Governance Committee of the Board determines in good faith not to appoint any replacement director proposed by the Investor Group, the Investor Group shall have the right to propose additional replacement directors for consideration, and the provisions of this Section 1(d) shall continue to apply.

(e)    Strategic Alternatives Committee. The Company agrees that it will provide the New Directors with full access to the Company’s financial advisors and with the same information previously provided to the Board and Strategic Committee in connection with its review of strategic alternatives during 2017 and thereafter. In addition, the Company agrees that:

(i)	the Strategic Committee will undertake an updated review of strategic alternatives promptly following the appointment of the New Directors;
(ii)	the Board and Strategic Committee will consider in good faith any advice or recommendations made by the New Directors with respect to future or previously announced strategic initiatives; and
(iii)	the Board will consider in good faith and with the advice of its financial advisors returning all or a substantial portion of the net proceeds from the sale of Lids Sports Group to shareholders, including through share repurchases and/or special dividend, and the Board will take into consideration in good faith any advice or recommendations made by the new directors with respect thereto.
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Except as expressly provided herein, the provisions of this Section 1 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders.

2. Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board, and (c) in favor of, except with respect to an Extraordinary Matter or as otherwise set forth in this Section 2, each of the shareholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for shareholder approval by the Board, and (iii) except with respect to an Extraordinary Matter or as otherwise set forth in this Section 2, not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided, however, in the event that both Institutional Shareholders Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than the election of directors), each of the Investors shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal; and provided, further, that with respect to any Extraordinary Matter, each of the Investors shall have the ability to vote freely.  For purposes of this Section 2, an “Extraordinary Matter” means, with respect to the Company: any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party; in each case, that requires a shareholder vote.

3. Standstill.

(a)	From the date of this Agreement until the expiration of the Standstill Period (as defined herein), each Investor shall not, and shall cause their respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)	make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock within the limitations set forth in Section 3(a)(iii));
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(ii)	engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of the Company;

(iii)	purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 10% of the outstanding shares of Common Stock;

(iv)	seek to advise, encourage, or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(v)	sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 10% of the shares of Common Stock outstanding at such time;

(vi)	take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other material change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Charter or Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
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(vii)	communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)	engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent;

(ix)	call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Restated Charter or Amended and Restated Bylaws, including a “town hall meeting”;

(x)	deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)	seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage, or take any other action with respect to the election or removal of any directors;

(xii)	form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two business days disclosing that such Investor has formed a group with such Affiliate;

(xiii)	demand a copy of the Company’s list of stockholders or its other books and records or make any request under Section 48-26-102 of the Tennessee Business Corporation Act;

(xiv)	commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Section 3, or take any action challenging the validity or enforceability of any of the provisions of this Section 3; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;

(xv)	make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party;
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(xvi)	disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xvii)	enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to the Company of any such director or officer and applicable law, rules or regulations, (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement, (C) privately communicating to any of their potential investors or investors based on publicly available information regarding the Company, provided such communications are not in violation of applicable law, rules or regulations or (D) privately communicating to any shareholders of the Company and others in a manner that otherwise does not violate Sections 3 and 6 of this Agreement.

(b)    The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates).

(c)    For purposes of this Agreement:

(i)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(iv)	a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells substantially all of the Company’s assets;
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(v)	“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and
(vi)	“Standstill Period” shall mean the period commencing on the date of this Agreement and ending ten (10) business days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2019 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws existing on the date hereof).

(d)   At any time the Investor Group ceases to have a Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 10 hereof, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company (a) beneficially owned by each such entity or individual, (b) with respect to which the Investor Group has (i) any direct or indirect rights or options to acquire or (ii) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (c) with respect to which the Investor Group has hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor further agrees that it shall not compensate any New Director for serving on the Board and shall not cause any New Director to become an officer, director, employee or Affiliate of any Investor.

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6. Non-Disparagement.

(a)    Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparaging toward, the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates; provided, however, that the foregoing shall not prevent the Investors from privately communicating to the Company, any directors or executive officers of the Company, or any of the Investors’ potential investors or investors information (and, in the case of the Investors’ potential investors or investors, based on publicly available information) that could reasonably be construed as disparaging toward, the Company or the Company Representatives so long as such communications are not reasonably expected to be made public.

(b)   Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Investor from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations; provided, that such Investor must provide written notice to the Company at least five (5) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of the Company.

7. Public Announcements.  Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C.  Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.  No party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

8. SEC Filings.

(a)    No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

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(b)   No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.  Except for amendments to the Schedule 13D filed by the Investor Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock and the entry into this Agreement and the issuance of the Press Release, none of the Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, with such consent to be approved by a majority vote of the Board, unless required by applicable law, rules or regulations.

9. Specific Performance.  Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages.  It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

10. Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Genesco Inc.

1415 Murfreesboro Road

Nashville, TN 37217

Attn:    Roger Sisson, Esq., General Counsel

Email: rsisson@genesco.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: Jennifer Noonan

Email: jnoonan@bassberry.com

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If to any Investor:

Legion Partners LLC

9401 Wilshire Blvd, Suite 705

Beverly Hills, CA 90212

Attention: Chris Kiper, Managing Director

Email: CKiper@legionpartners.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Fax No.: (212) 451-2222

Attention:            Steve Wolosky, Esq.

                             Elizabeth Gonzalez-Sussman, Esq.

Email:                  swolosky@olshanlaw.com

  egonzalez@olshanlaw.com

11. Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Tennessee without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

12. Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Tennessee Chancery Court located in Davidson County and any state appellate court therefrom within the State of Tennessee (or, if the Tennessee Chancery Court located in Davidson County declines to accept jurisdiction over a particular matter, any federal court within the State of Tennessee).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that they are not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that they or their property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

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14. Representative.  Each Investor hereby irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby.  The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

15. Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

16. Headings.  The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

17. Waiver.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18. Remedies.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

19. Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

20. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21. Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

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22. Termination.  Upon the expiration of the Standstill Period in accordance with Section 3(d)(vi) hereof or upon the public announcement by the Company of a transaction that will result in a Change of Control, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

23. Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Legion Representative.

24. No Third-Party Beneficiaries.  The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

25. Counterparts; Facsimile / PDF Signatures.  This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26. Expenses.  Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within sixty (60) days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement in an amount not to exceed $60,000.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

GENESCO INC.

By:	/s/ Roger G. Sisson
	Name:	Roger G. Sisson
	Title:	Senior Vice President, Secretary and General Counsel

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC, Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC, Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. VIII

By:	Legion Partners Asset Management, LLC, Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

[Signature Page to Cooperation Agreement]

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond White
Raymond White

4010 PARTNERS, LP

By:	4010 General Partners, LLC, its General Partner

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 GENERAL PARTNERS, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 CAPITAL, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

/s/ Steven E. Litt
Steven E. Litt

[Signature Page to Cooperation Agreement]

EXHIBIT A

Marjorie L. Bowen
[Address]

April 24, 2018

Chairman of the Board of Directors
Genesco Inc.

1415 Murfreesboro Road

Nashville, TN 37217

Ladies and Gentlemen:

I refer to the Cooperation Agreement (the “Agreement”) dated as of April 24, 2018, between Genesco Inc. (the “Company”), on the one hand, and Legion Partners Asset Management, LLC and 4010 Capital, LLC and each of the other persons listed on the signature page thereto (collectively, the “Investors”), on the other hand.  Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(c) of the Agreement, I hereby irrevocably tender my resignation as a member of the board of directors of the Company and each committee of the board of directors on which I serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor or Affiliate thereof submits a notice of a nomination of director(s) for election to the Board during the Standstill Period; (b) any Investor is otherwise found by a court of competent jurisdiction to have violated Section 3 of the Agreement during the Standstill Period; (c) I am found by a court of competent jurisdiction to have violated the Company’s insider trading policies during the Standstill Period, or (d) in the written opinion of the Company’s outside legal counsel, I disclose material, non-public information to any Investor in breach of the Company’s confidentiality policies during the Standstill Period, and (ii) any resignation shall be effective only as, if and when accepted by the board of directors.

Sincerely,

/s/ Marjorie L. Bowen
Marjorie L. Bowen

Joshua E. Schechter
[Address]

April 24, 2018

Chairman of the Board of Directors
Genesco Inc.

1415 Murfreesboro Road

Nashville, TN 37217

Ladies and Gentlemen:

I refer to the Cooperation Agreement (the “Agreement”) dated as of April 24, 2018, between Genesco Inc. (the “Company”), on the one hand, and Legion Partners Asset Management, LLC and 4010 Capital, LLC and each of the other persons listed on the signature page thereto (collectively, the “Investors”), on the other hand.  Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(c) of the Agreement, I hereby irrevocably tender my resignation as a member of the board of directors of the Company and each committee of the board of directors on which I serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) any Investor or Affiliate thereof submits a notice of a nomination of director(s) for election to the Board during the Standstill Period; (b) any Investor is otherwise found by a court of competent jurisdiction to have violated Section 3 of the Agreement during the Standstill Period; (c) I am found by a court of competent jurisdiction to have violated the Company’s insider trading policies during the Standstill Period, or (d) in the written opinion of the Company’s outside legal counsel, I disclose material, non-public information to any Investor in breach of the Company’s confidentiality policies during the Standstill Period, and (ii) any resignation shall be effective only as, if and when accepted by the board of directors.

Sincerely,

/s/ Joshua Schechter
Joshua Schechter

EXHIBIT B

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Name of Person or Entity	Number of Shares

Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 732,087 shares of common stock of the Company.

Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 29,620 shares of common stock of the Company.

Legion Partners Special Opportunities, L.P. VIII (“Legion Partners Special VIII”)	Legion Partners Special VIII beneficially owns 268,427 shares of common stock of the Company.

Legion Partners, LLC	As the general partner of each of Legion Partners I, Legion Partners II, and Legion Partners Special VIII, Legion Partners, LLC may be deemed the beneficial owner of the (i) 732,087 shares owned by Legion Partners I, (ii) 29,620 shares owned by Legion Partners II, and (iii) 268,427 shares owned by Legion Partners Special VIII.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)	Legion Partners Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II, and Legion Partners Special VIII, Legion Partners, LLC may be deemed the beneficial owner of the (i) 732,087 shares owned by Legion Partners I, (ii) 29,620 shares owned by Legion Partners II, and (iii) 268,427 shares owned by Legion Partners Special VIII.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)	Legion Partners Holdings directly owns 100 shares of common stock of the Company. As the sole member of Legion Partners Asset Management and managing member of Legion Partners, LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 732,087 shares owned by Legion Partners I, (ii) 29,620 shares owned by Legion Partners II, and (iii) 268,427 shares owned by Legion Partners Special VIII.

Christopher S. Kiper	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 732,087 shares owned by Legion Partners I, (ii) 29,620 shares owned by Legion Partners II, (iii) 268,427 shares owned by Legion Partners Special VIII, and (iv) 100 shares owned by Legion Partners Holdings.

Raymond White	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 732,087 shares owned by Legion Partners I, (ii) 29,620 shares owned by Legion Partners II, (iii) 268,427 shares owned by Legion Partners Special VIII, and (iv) 100 shares owned by Legion Partners Holdings.

4010 Partners, LP (“4010 Partners”)	4010 Partners beneficially owns 35,000 shares of common stock of the Company.

4010 General Partners, LLC (“4010 General Partners”)	As the general partner of 4010 Partners, 4010 General Partner may be deemed to beneficially own the 35,000 Shares beneficially owned by 4010 Partners.

4010 Capital, LLC (“4010 Capital”)	As the investment manager to 4010 Partners, 4010 Capital may be deemed to beneficially own the 35,000 Shares beneficially owned by 4010 Partners.

Steven E. Litt	As the managing member of 4010 General Partner, Mr. Litt may be deemed to beneficially own the 35,000 Shares beneficially owned by 4010 Partners.

EXHIBIT C

FORM OF PRESS RELEASE

Genesco Inc. Reaches Cooperation Agreement with Legion Partners and 4010 Capital

Nashville, TN, April 25, 2018 – Genesco Inc. (the “Company”) (NYSE: GCO), announced today that it has entered into an agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC and 4010 Capital, LLC and certain of their affiliates (collectively, the “Investor Group”).  The Investor Group beneficially owns approximately 5.3% of the Company’s outstanding common stock.

Pursuant to the Cooperation Agreement, the Company has agreed to increase the size of the Board by two directors and immediately appoint two new independent directors, Marjorie L. Bowen and Joshua E. Schechter, to the Company’s Board of Directors (the “Board”). The Company has also agreed to nominate Ms. Bowen and Mr. Schechter at the Company’s 2018 annual meeting of shareholders and appoint Ms. Bowen and Mr. Schechter to the Board’s Strategic Alternatives Committee. The Strategic Alternatives Committee will undertake an updated review of strategic alternatives. The Board has agreed to consider in good faith and with the advice of its financial advisors returning all or a substantial portion of the net proceeds from the sale of Lids Sports Group to shareholders, including through share repurchases and/or special dividend. The Company has also agreed to reduce the size of the Board by one director at the 2018 annual meeting of shareholders so that immediately following the 2018 annual meeting of shareholders, the Board will be fixed at 11 directors.

In addition, pursuant to the Cooperation Agreement, the Investor Group has agreed to vote its shares in support of any director nominated and recommended by the Board at the Company’s 2018 annual meeting of shareholders, in addition to certain customary standstill provisions and other voting agreements.  The Investor Group has also agreed to certain non-disparagement obligations.

“We are pleased to welcome Marjorie and Josh to the Company’s Board.  We look forward to working together as we advance our goal of enhancing shareholder value,” said Robert J. Dennis, Chairman, President and Chief Executive Officer of Genesco Inc.

“We are pleased to have reached this agreement with Genesco,” said Chris Kiper, Managing Director of Legion Partners Asset Management. “We believe that Marjorie and Josh will work collaboratively with the other directors to reduce the discount that we believe currently exists between the Company’s intrinsic value and market price.”

About Marjorie L. Bowen

Ms. Bowen is an experienced public company director who possesses significant governance experience as both an advisor and a director. From May 1989 to January 2008 Ms. Bowen held positions of increasing responsibility with Houlihan Lokey Howard & Zukin, Inc., an international advisory-focused investment banking firm. While at Houlihan Lokey, Ms. Bowen served as a Managing Director, where she advised an extensive number of public company boards of directors, providing transactional and financial advisory services in a wide range of corporate matters, including mergers and acquisitions, debt and equity reorganizations and other financial and strategic transactions, governance and shareholder issues, and shareholder value maximization. Ms. Bowen was also a member of Houlihan Lokey’s Management Committee for Financial Advisory Services, and headed the firm’s Fairness Opinion Practice. Ms. Bowen currently serves on the board of directors and the audit committee of privately held V Global Holdings, the parent company of Vertellus, a specialty chemical company with operations in the US, Europe, and Asia. Since 2008, Ms. Bowen has served on a dozen boards of public and private companies. Recently Ms. Bowen served on the board of ShoreTel and was a member of its Strategic Alternatives Committee prior to the sale of ShoreTel in the Fall 2017. Ms. Bowen also served on the board of privately held SquareTwo Financial prior to its sale in 2017. Prior public company directorships include The Talbots, Inc., Hansen Medical and Texas Industries. She also served as the Special Independent Director for a wholly owned subsidiary of Dynegy, Inc. Ms. Bowen’s private company directorships span numerous industries. With more than 20 years of corporate finance and transactional experience, much of it focused on advising board of directors across a board range of industry sectors, Ms. Bowen brings considerable strategic planning expertise, financial and strategic transactional experience, and broad knowledge on financial and governance matters.

About Joshua E. Schechter

Joshua Schechter has been a director and chairman of the board of Support.com (NASDAQ: SPRT), a provider of cloud-based software and services for technology support, since 2016, as well as a member of its Compensation, Nominating and Governance, and Audit Committees.  Mr. Schechter has served as a director of Viad, Inc (NYSE:VVI), an S&P SmallCap 600 international experiential services company with operations in the United States, Canada, the United Kingdom, continental Europe and the United Arab Emirates. He is a member of the Audit and Nominating and Governance Committees. From 2008 to 2015, he served as a director of Aderans Co., Ltd. ("Aderans"), a multinational company engaged in hair-related business, and was the Executive Chairman of Aderans America Holdings, Inc., Aderans' U.S. holding company. From 2001 to 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately-owned hedge fund sponsor, and from 2008 to 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from 2014 until the completion of its public sale in March 2015.

The complete agreement will be included as an exhibit to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Bass, Berry & Sims, PLC is serving as legal counsel to Genesco.

Cautionary Note Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements can be identified by terms and phrases such as “possible,” “potential,” “intend,” “expect,” “continue,” and “may” and include all statements that are not statements of historical fact. There can be no assurances that the Strategic Alternative Committee’s updated review of strategic alternatives will lead to any transaction or adoption of any strategic alternative other than those previously announced by the Company and no assurances can be made with respect to any share repurchases or special dividends. These and all other forward looking-statements are subject to various uncertainties that could cause actual actions and results to differ materially, including, but not limited to, the risks detailed in the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise the forward-looking statements included in the press release to reflect any future events, actions or circumstances.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,725 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.trask.com, and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.